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                                                                    Exhibit 10.1


                                December 6, 2004


Mr. Milton Carroll
Chairman of the Board
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002

Dear Milton:

         As authorized by the Board of Directors of CenterPoint Energy, Inc. (the "Company") at its October 27, 2004 meeting, we wish to set forth what the supplemental compensation and related perquisites will be for your service as non-executive Chairman of the Board of Directors of the Company which the Board envisions will require a substantial amount of your time and attention.

         Effective October 1, 2004 and continuing until May 31, 2007 (which will be the term of this letter agreement for all purposes), in addition to the normal retainers paid to all members and Committee Chairmen of the Company's Board (which you shall continue to receive while a member of the Board and/or the Chairman of a Board Committee), the Company will pay you a supplemental retainer of $30,000 per month, payable on the last day of each month during the term hereof, commencing on November 30, 2004 (with the first such payment to include the October and November 2004 monthly payments); and continuing each month thereafter until May 31, 2007. This supplemental retainer shall not be included for purposes of calculating any benefits under the Board members' retirement programs.

         You will continue to be provided an office commensurate with your position as Chairman of the Board at the Company's Houston headquarters. In addition, the Company will employ for you a full-time executive assistant, acceptable to you, who will be an employee of the Company with full participation in the Company's employee benefit plans, programs and practices. The duties of your executive assistant will be determined by you consistent with the overall employment practices, guidelines and policies of the Company. You and your executive assistant will also be provided parking spaces at the Company's Houston headquarters.

         You will be reimbursed by the Company, promptly upon submission of appropriate written requests, for all reasonable and necessary expenses incurred by you in furtherance of the Company's business.

         You will be granted additional cash awards: (i) upon your execution of this letter agreement, (ii) on October 1, 2005 and (iii) on October 1, 2006. Each cash award will be in an amount equal to the product of (i) 20,000 and (ii) the closing price per share of the Company's

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Mr. Milton Carroll
December 6, 2004
Page 2


common stock, par value $0.01 per share (the "Common Stock"), on the consolidated transaction reporting system for the New York Stock Exchange on the respective award date. At your option exercised by notice to the undersigned on or prior to the respective award date, you may elect to accept 20,000 shares of Common Stock in lieu of any cash award. Any shares of Common Stock received by you in lieu of a cash award will be fully vested when issued, but will be subject to the holding period and resale restrictions contained in Rule 144 under the Securities Act of 1933.

         You understand, of course, that your rights to the supplemental compensation and perquisites described above are personal to you and may not be assigned to any other person. Additionally, if for any reason you cease to be Chairman of the Board of Directors of the Company during the term of this letter agreement, you will no longer be entitled to the compensation and perquisites provided hereunder.

         If this letter is consistent with your prior understandings, then please so indicate by signing below and returning a counterpart copy to the Company's General Counsel.


                                         Very truly yours,


                                         /s/ John T. Cater
                                         -------------------------------------
                                         John T. Cater
                                         Member of the Governance Committee




                                         /s/ Derrill Cody
                                         -------------------------------------
                                         Derrill Cody
                                         Member of the Governance Committee

AGREED TO AND ACCEPTED

AS OF DECEMBER 9, 2004


/s/ Milton Carroll
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Milton Carroll